Exhibit Index

     No.                                Title

     10. Employment agreement dated April 1, 1995 by and between the Company and Peter N. Larson.


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                              Employment Agreement

     This Agreement, made and entered into as of April 1, 1995 (the "Effective Date"), by and between BRUNSWICK CORPORATION, a Delaware corporation (the "Company"), and Peter N. Larson (the "Executive");

                                Witnesseth That:

     Whereas, the parties hereto desire to enter into this Agreement pertaining to the employment of the Executive by the Company beginning on the Effective Date;

     Now, therefore, in consideration of the mutual covenants set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

     1. Performance of Services. The Executive's employment with the Company shall be subject to the following:

(a) Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its President and Chief Executive Officer during the Agreement Term (as defined below), and the Executive hereby agrees to remain in the employ of the Company during the Agreement Term. On the Effective Date, the Executive will be elected as a member of the Board of Directors of the Company (the "Board"), as a member of the class of directors scheduled to stand for election in 1997. Not later than October 1, 1995, the Executive shall be elected to the position of Chairman of the Board and, for the duration of the Agreement Term, while the Executive is employed by the Company, he shall continue to serve as Chairman of the Board.

(b) During the Agreement Term, while the Executive is employed by the Company, the Executive shall devote his best efforts and full business time exclusively to the business affairs of the Company and the Affiliates (as defined below) and shall perform his duties faithfully and efficiently, subject to the direction of the Board. The Executive, however, may engage in charitable, civic or other similar pursuits and, subject to Board approval, may become a director of other corporations, to the extent that such activities do not interfere with his devoting his best efforts to his duties to the Company. For purposes of the preceding sentence, Board approval is deemed to be granted to the Executive to serve on the board of directors of Compaq Computer Corp.

(c) For purposes of this Agreement, the term "Affiliate" means (i) any corporation, partnership, joint venture or other entity during any period in which it owns, directly or indirectly, at least fifty percent of the voting power of all classes of stock of the Company (or successor to the Company) entitled to vote; and (ii) any corporation, partnership, joint

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     venture or other entity during any period in which at least a thirty percent voting or profits interest is owned, directly or indirectly, by the Company, by any entity that is a successor to the Company, or by any entity that is an Affiliate by reason of clause (i) next above.

(d) The "Agreement Term" shall be the period beginning on the Effective Date and ending on the third anniversary of the Effective Date. The Agreement Term shall be automatically extended for an additional three-year period (until the sixth anniversary of the Effective Date), unless either party gives written notice to the other party, at least six months prior to the third anniversary of the Effective Date, of a decision not to extend the term. Beginning as of the sixth anniversary of the Effective Date, the Agreement Term shall be automatically extended for an additional one-year period on each anniversary of the Effective Date unless either party gives six month prior written notice to the other party of a decision not to extend the term.

     2. Compensation. In consideration of the services rendered by the Executive to the Company, in consideration of the Executive's agreement to remain in the employ of the Company during the Agreement Term, and subject to the terms of this Agreement, the Company shall compensate the Executive during the Agreement Term, while the Executive is employed by the Company, as follows:

(a) One-Time Payment. To compensate the Executive for the forfeiture of compensation and other employment benefits resulting from his resignation from his prior employer, the Company shall provide to the Executive the following one-time payments:

     (i) The Executive shall receive an award of 149,079 shares of common stock of the Company ("Company Stock"). Shares awarded under this paragraph (i) shall be fully vested on the Effective Date.

     (ii) The Executive shall receive a non-qualified stock option award to purchase of 500,000 shares of Company Stock, subject to terms comparable to those included in stock options awarded under the Brunswick Corporation 1991 Stock Plan (the "1991 Plan") to other officers of the Company; provided that the purchase price shall equal $20.125, the fair market value of the stock as of the Effective Date, the option exercise period shall expire ten years after grant (or such earlier time following termination of employment as provided in stock options awarded to officers under the 1991 Plan), and the option shall be exercisable in accordance with the following schedule:

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                                        The option shall
                                        become exercisable with
           If the Executive is          respect to the following
           employed through             number of shares on
           the Following date:          and after thar date:

           1st anniversary of
           the Effective Date                60,000

           2nd anniversary of
           the Effective Date                60,000

           3d anniversary of
           the Effective Date                80,000

           The first date on which the
           Stock Price attains $25.00 or,
           if earlier, the first day of the
           fiscal year of the Company
           following the fiscal year in
           which net earnings exceed
           $2.00 per share                        90,000

           The first date on which the
           Stock Price attains $30.00 or,
           if earlier, the first day of the
           fiscal year of the Company
           following the fiscal year in
           which net earnings exceed
           $2.35 per share                        90,000

           The first date on which the
           Stock Price attains $35.00 or,
           if earlier, the first day of the
           fiscal year of the Company
           following the fiscal year in
           which net earnings exceed
           $2.70 per share                       120,000

           The Compensation Committee of the Board, in consultation with the Executive, shall adjust the net earnings per share requirement and the Stock Price requirement applicable to Company Stock under this paragraph 2(a)(ii) as appropriate from time to time to reflect material acquisitions, mergers, consolidations, recapitalizations, reclassifications, stock dividends, stock splits, combinations of shares, other capital adjustments and other unusual and extraordinary events. If the Executive's employment by the Company

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continues through the three-year anniversary of the Effective Date, then any portion of the option described in this paragraph 2(a)(ii) not previously exercisable shall become exercisable on such three-year anniversary. For purposes of this paragraph 2(a)(ii), the "Stock Price" for any date shall be the closing market composite price for the Company Stock (as reported for the New York Stock Exchange - Composite Transactions). The stock option award described in this paragraph 2(a)(ii) shall be subject to terms substantially comparable to the terms set forth in the stock option agreement included in Supplement A, which is attached to and forms a part of this Agreement. To the extent that the express terms of this Agreement are inconsistent with the terms of the 1991 Plan or awards granted thereunder, the terms of this paragraph (ii) and other applicable terms of this Agreement shall govern the awards made under this paragraph.

    (iii) If the stock options awarded under this paragraph 2(a) are awarded under the 1991 Plan (or any successor plan providing for administration by a committee of the Board), or if any other awards are made pursuant to this Agreement under the 1991 Plan (or any such successor plan), then any action with respect to such awards that is required of the Board may instead by taken by the committee administering the applicable plan.

(b) Salary and Review. The Executive's annual base salary rate shall initially be $800,000, and thereafter shall not be reduced below the annual rate of $800,000. The salary shall be payable monthly or more frequently in accordance with Company practice and shall be subject to all normal deductions and withholdings. The Executive's performance shall be reviewed annually by the Board, taking into account such financial and non-financial factors as the Board determines to be pertinent, with the results of such review to be discussed with the Executive. Approximately six months through each annual performance review cycle, the Board shall review the Executive's performance on an interim basis, with the interim review focusing primarily on non-financial factors, and the results of such interim review to be discussed with the Executive. The Executive's salary rate shall be reviewed at the time of each annual performance review, and shall be established by the Board.

(c) Bonus. The Executive shall participate in an annual bonus program. The bonus program shall provide for a maximum bonus amount of 200% of the Executive's annual salary. The performance goals shall be established

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by the Board in consultation with the Executive.  Half of the value for each bonus award will be distributed in fully-vested shares of Company Stock, with the remainder distributed in cash. The value of Company Stock distributed as a bonus in accordance with this paragraph (c) shall be determined as of the last business day prior to the date on which the amount of the bonus is determined by the Board. For the fiscal year ending December 31, 1995, the Executive shall be entitled to a payment under the annual bonus program of not less than $400,000 in cash, and an additional award of Company Stock, with such stock having a value of $400,000, determined as of the last business day prior to the date on which the amount of the bonus is determined by the Board.

(d) Long-Term Incentive Share Award. The Executive shall be entitled to Long-Term Incentive Share Awards of Company Stock, subject to the following:

     (i) For the fiscal year ending December 31, 1995, the Executive shall receive a Long-Term Incentive Share Award of Company Stock based on Company performance for that year, provided that the market value of such award, determined as of the last business day prior to the date on which the amount of the award is determined by the Board, shall be not less than $600,000. The Company performance that must be achieved for an award in excess of $600,000 for the fiscal year ending December 31, 1995 shall be established by the Board in consultation with the Executive. The Executive's rights to the shares awarded under this paragraph (i) shall be distributed in accordance with the deferral provisions of paragraph 2(n). To the extent that the express terms of this Agreement are inconsistent with the terms of the 1991 Plan or awards granted thereunder, the terms of this paragraph (i) and other applicable terms of this Agreement shall govern the awards made under this paragraph.
           Except as otherwise provided in paragraph 5:

           (A) The Executive shall forfeit the shares awarded under this paragraph (i) as of his Date of Termination, if such Date of Termination occurs prior to the third anniversary of the Effective Date under circumstances other than those described in paragraph
           3(a) (relating to the death of the Executive), paragraph 3(b) (relating to the Executive's disability), paragraph 3(e) (relating to termination by the Executive for Good Reason), paragraph 3(f) (relating to termination following a Change in Control), or paragraph 3(g) (relating to termination by the Company for reasons other than Cause).
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           (B)  The Executive shall become vested on his Date of Termination if such Date of Termination occurs prior to the third anniversary of the Effective Date under circumstances described in paragraph 3(a) (relating to the death of the Executive), paragraph 3(b) (relating to the Executive's disability), paragraph 3(e) (relating to termination by the Executive for Good Reason), paragraph 3(f) (relating to termination following a Change in Control), or paragraph 3(g) (relating to termination by the Company for reasons other than Cause).

           (C) The Executive shall become vested on the third anniversary of the Effective Date if the Executive remains employed by the Company through such third anniversary.

           The Executive shall be entitled to dividends with respect to shares of Company Stock awarded under this paragraph (i), to the extent that the dividends are payable with respect to dates prior to termination of employment, regardless of the reason for such termination.

     (ii) For periods after December 31, 1995, the Long-Term Incentive Share Awards shall be based on Company performance during three-year performance periods, with the first performance period beginning January 1, 1996 and ending December 31, 1998, and each subsequent performance period beginning immediately after the end of the preceding performance period.

    (iii)  The maximum value of the award for any three-year    performance
           period shall be 100% of the Executive's salary for the performance period, with the minimum value of the award for the period not less than 75% of the Executive's salary for the performance period if the target goals established by the Board for the performance period are achieved. The performance goals that must be achieved in connection with the three-year performance periods shall be established by the Board in consultation with the Executive. For purposes of this paragraph (iii), the Executive's salary for a performance period shall be three times his annual salary rate at the beginning of the three-year performance period, without regard to any changes in salary rate during the performance period. The value of Company Stock distributed as a Long-Term Incentive Share Award shall be determined as of the last business day prior to the date on which the amount of the award is determined by the Board at the end of the performance period.

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     (iv)  Shares awarded for any three-year performance period (as described in paragraph 2(d)(ii)) shall be transferred as soon as practicable after the end of the performance period, and shall be fully vested upon transfer.

(e) Stock Options. For each fiscal year of the Company, beginning with the fiscal year ending December 31, 1995, the Executive shall be entitled to a grant of a non-qualified stock option. The option granted for each year shall have a grant-date value (determined using the Black-Scholes methodology, but excluding any discount for deferred vesting, or other contingencies) of $750,000 (determined as of the date of grant); provided that for the year ending December 31, 1995, the value of such option award shall be $750,000 (determined as of the date of grant). Each option shall be subject to terms comparable to those included in stock options awarded under the 1991 Plan (or any successor or substitute plan) to other officers of the Company; provided that the option shall permit purchase of shares of Company Stock at a price equal to the fair market value of such stock as of the date of grant, the exercise period shall expire ten years after grant, or such earlier time following termination of employment as provided in stock options awarded to officers under the 1991 Plan, or successor to the 1991 Plan, and the option shall be exercisable in accordance with the following schedule:

                                        The option shall
                                        become exercisable with
           If the Executive is          respect to the following
           employed through             number of shares on
           the following date:          and after that date:

           1st anniversary
           of grant date                30% of grant

           2nd anniversary
           of grant date                30% of grant

           3d anniversary
           of grant date                40% of grant

     Stock options to be awarded for any year under this paragraph (e) shall be granted after the end of the year, at the time stock options are granted to other officers of the Company, but in no event more than 60 days after the end of the year. If the Executive's employment with the Company is terminated after the third anniversary of the Effective Date, all options which were awarded to the Executive pursuant to this paragraph (e) prior to the third anniversary of the Effective Date, other than options for which performance criteria have not been satisfied, shall become (or remain) exercisable until the earlier of (i) the expiration date of the option or (ii) five years following termination of the Executive's employment. If the Executive's employment with the Company is terminated after the sixth anniversary of the Effective Date, all options which were awarded to the Executive pursuant to this paragraph (e) after the third anniversary of the Effective Date and prior to the sixth anniversary of the Effective Date, other than options for which performance criteria have not been satisfied, shall become (or remain) exercisable until the earlier of (i) the expiration date of the option or (ii) five years following termination of the Executive's employment. To the extent that the express terms of this Agreement are inconsistent with the terms of the 1991 Plan or awards granted thereunder, the terms of this paragraph (e) and other applicable terms of this Agreement shall govern the awards made under this paragraph.

(f) Life Insurance. The Company shall provide aggregate life insurance death benefit coverage to the Executive of at least 3- times the Executive's base salary rate, reduced by the face value of any life insurance policy rolled out to the Executive under the Company's Split Dollar Life Insurance Plan. At any time after the Effective Date, the Executive may reduce the amount of coverage required to be provided under this paragraph
     (f), in which case the Executive will be entitled to receive the net amount of any life insurance premium reduction provided to the Company as a result of such reduction in coverage, with such amount to be paid by the Company to the Executive in cash from time to time.

(g) Supplemental Pension. The Executive shall be entitled to receive benefits under the Brunswick Supplemental Pension Plan (the "Supplemental Plan") or, in the discretion of the Company, under another non-qualified plan maintained by the Company, in an amount which, when added to the benefits otherwise payable to or on behalf of the Executive under the Supplemental Plan and the Brunswick Pension Plan for Salaried Employees, will provide the Executive with the benefits that would have been payable to or on behalf of the Executive under the Supplemental Plan and the Brunswick Pension Plan for Salaried Employees if he had, in addition to his actual Years of Service, completed an additional 15 Years of Service with the Company. The monthly benefit payable under this paragraph (g) in the form of a single life annuity for the life of the Executive commencing at his age 65 shall be reduced (but not below zero) by the following:

     (i) the monthly amount of the total Social Security benefit payable to the Executive as a single life annuity for the life of the Executive commencing at his age 65; and

     (ii) $15,369.10, which is the monthly amount of the benefit payable to the Executive under the Retirement Plan of Johnson & Johnson and Affiliated Companies and the Excess Benefit Plan of Johnson & Johnson and Affiliated Companies (collectively, the "Predecessor Employer Plan"), based on its being paid in the form of a single life annuity for the life of the Executive commencing at his age
           65).

     If the pension benefits are payable to the Executive pursuant to this paragraph (g) are paid in a form other than a single life annuity for the life of the Executive commencing at his age 65, then such benefits shall be actuarially equivalent to the value of the benefit determined in accordance with the foregoing provisions of this paragraph (g), with the actuarial equivalency determined using the actuarial assumptions in effect under the Brunswick Pension Plan for Salaried Employees as of the date of commencement of such benefit payments.

(h) Retiree Medical Benefits. The Executive shall be entitled to retiree medical benefit coverage to the same extent as other executives leaving the employ of the Company at the time of the Executive's Date of Termination, determined as though the Executive had then satisfied any applicable service requirements for such coverage. However, to the extent that, as of the Executive's Date of Termination, the amount of required employee contributions under the retiree medical benefit plan is based on an employee's service with the Company, the Executive shall be deemed to have service with the Company equal to his actual service with the Company plus 15 years.

(i) Security Protection. The Company shall make an automobile and chauffeur available to the Executive and his family on a reasonable basis for business and personal use.

(j) Vacation. The Executive shall be entitled to paid vacations in accordance with the applicable policy of the Company as in effect from time to time, but in no event shall the Executive be entitled to less than four weeks paid vacation per year.

(k) Benefits. The Executive shall be a participant in any and all plans maintained by the Company from time to time to provide benefits for its senior executives, or for its salaried employees generally, including, without limitation, any pension, profit sharing, employee stock ownership or retirement plan, any life, accident, medical, hospital or similar group insurance program, and any plans or arrangements providing tax planning or financial planning. However, the Company shall not be required to provide a benefit under this paragraph (k) if such benefit would duplicate (or otherwise be of the same type as) a benefit specifically required to be provided under another provision of this Agreement.

(l) Perquisites. The Executive shall be entitled to all perquisites generally provided by the Company to its senior executives. However, the Company shall not be required to provide perquisites under this paragraph (l) if such perquisites would duplicate (or otherwise be of the same type as) a perquisite specifically required to be provided under another provision of this Agreement.

(m) Expenses. The Executive shall be reimbursed for all reasonable expenses incurred in performing his obligations under this Agreement. The Executive shall be reimbursed for all reasonable relocation expenses (including, without limitation, temporary living expenses) in connection with his relocation to the Chicago area, in accordance with the Company's relocation policy applicable to officers.

(n) Deferral. The Executive shall be entitled, by agreement with the Company under terms established by the Board and acceptable to the Executive, to defer receipt of any part of the salary, cash bonus, or other cash incentive compensation payments, and to defer the receipt of any part of the Company Stock otherwise due to him from the Company subject to the following:

     (i) Electively deferred cash payments under this paragraph (n) shall be credited to a deferred compensation account (the Executive's "Account") maintained by the Company in his name. The opening balance of such Account on the date of this Agreement shall be the amount credited by the Company in accordance with this paragraph
           (n). The portion of the Executive's Account that is not invested in accordance with paragraph 2(n)(ii) shall be credited as of the last day of each calendar month with interest for that month at the prime rate in effect at The First National Bank of Chicago on the first day of the month or, if greater, the Company's short-term borrowing rate.

    (ii) The Company, after consultation with the Executive, may invest amounts credited to his Account in securities and other assets as the Company may determine. The Company and its agents shall not incur any liability by reason of purchasing, or failing to purchase, any security or other asset in good faith. The Executive's Account shall be charged or credited as of the last day of each fiscal year of the Company, and at such other times as the balance in the Account shall be determined, to reflect (A) dividends, interest or other earnings on any such investments, reduced by the cost of funds (for the period of deferral) for the amount of any taxes incurred by the Company with respect thereto; (B) any gains or losses (whether or not realized) on such investment; (C) the cost of funds (for the period of deferral) for the amount of any taxes incurred with respect to net gains realized on any such investments, taking into account any applicable capital loss carryovers and carrybacks, provided that in computing such taxes, capital gains and losses on assets of the Company other than such investments shall be disregarded; and (D) any direct expenses incurred by the Company in such fiscal year or other applicable period which would not have been incurred but for the investment of amounts pursuant to the provisions of this paragraph
           (ii).

    (iii) The Executive shall be entitled to any dividends payable with respect to shares of Company Stock during the period in which receipt of those shares is electively deferred by the Executive. Such dividends shall be treated as being reinvested in additional shares of Company Stock (based on the value of the stock at the time of the dividend), which shares shall be delivered to the Executive at the same time as delivery of other shares electively deferred by the Executive.

    (iv) By providing reasonable advance notice to the Company, the Executive may elect to receive interest and dividends earned with respect deferred cash and stock distributions as such interest and dividends are earned.

    (v) The Brunswick Corporation Supplemental Pension Plan (the "Supplemental Plan") provides that certain amounts deferred under a "Deferred Compensation Agreement" shall be taken into account for purposes of determining a Participant's plan benefits. For purposes of the Supplemental Plan, salary and bonus amounts that are electively deferred by the Executive in accordance with this pargraph

           (n) shall be treated as deferred under a Deferred Compensation Agreement, and shall be taken into account under the Supplemental Plan to the extent provided in that plan.

    (vi) The Company will distribute the shares of Company Stock described below in this paragraph (vi) as soon as practicable (but not more than ten business days) after the Executive's Date of Termination. Subject to paragraph 2(n)(iv), during the period of deferral, any dividends will be deemed reinvested in accordance with paragraph 2(n)(iii) above. The deferral under this paragraph (vi) shall apply to:

           (A) The one-time stock award described in paragraph 2(a)(i), with the period of deferral to begin as of the Effective Date.

           (B) The Long-Term Incentive Stock Award for the 1995 fiscal year, as described in paragraph 2(d)(i), with the period of deferral to begin as of January 1, 1996.

           (C) The portion of the bonus for the 1995 fiscal year payable in Company Stock, as described in paragraph 2(c), with the period of deferral to begin as of the date on which stock bonuses are distributable to other officers for the 1995 year or, if no such awards are distributable, as of February 15, 1996.

(o) Attorney fees. The Company shall reimburse the Executive for the reasonable attorney fees incurred in connection with the negotiation of this Agreement.

     3. Termination. The Executive's employment with the Company may be terminated by the Company or the Executive only under the circumstances described in paragraphs 3(a) through 3(g):

(a) Death. The Executive's employment hereunder will terminate upon his death.

(b) Disability. If the Executive is Disabled, the Company may terminate the Executive's employment with the Company. For purposes of the Agreement, the Executive shall be deemed to be "Disabled" if he has a physical or mental disability that renders him incapable, after reasonable accommodation, of performing his duties under this Agreement.

(c) Cause. The Company may terminate the Executive's employment hereunder at any time for Cause. For purposes of this Agreement, the term "Cause" shall mean the Executive's gross misconduct or willful and material breach of this Agreement.

(d) Termination by Executive. The Executive may terminate his employment hereunder as of the end of the Agreement Term. The delivery of a notice by the Executive to the Company in accordance with paragraph 1(d) indicating that the Executive will not extend the Agreement Term shall be treated as the delivery of Notice of Termination by the Executive, with the Executive's employment treated as being terminated immediately following the end of the Agreement Term under this paragraph (d) (except to the extent that the notice indicates that the failure to renew is for Good Reason, and the circumstances conform to the requirements of paragraph 3(e)).

(e) Termination by Executive for Good Reason. The Executive may resign for Good Reason (as defined in this paragraph (e)). For purposes of this Agreement, "Good Reason" shall mean, without the Executive's express written consent, the occurrence of any of the following circumstances unless, in the case of paragraphs (i), (iii), (iv), (v), (vi) or (vii) below, such circumstances are fully corrected within a reasonable period (not to exceed 10 business days) following delivery of the Notice of Termination given in respect thereof:

     (i) The assignment to the Executive of any duties materially inconsistent with the Executive's position as President, Chief Executive Officer and Chairman of the Board, or a substantial adverse alteration in the nature of the Executive's responsibilities from those in effect on the Effective Date.

     (ii) Relocation of the Executive's office to a location that is greater than fifty miles from the Executive's office as of the Effective Date.

     (iii) A reduction in the Executive's annual base salary or bonus opportunities as of the Effective Date, except for across-the-board uniform bonus reductions affecting all senior executives of the Company, or a reduction in any benefit required to be provided to the Executive under this Agreement to a level below the level required under this Agreement.

     (iv) The failure of the Company, without the Executive's consent, to pay to the Executive any portion of the Executive's compensation due under this Agreement, within 10 business days of the date such such payment is due.

     (v) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

     (vi) Any purported termination of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (h) below (and for purposes of this Agreement, no such purported termination shall be effective).

     (vii) A reasonable determination by the Executive that, as a result of a change in circumstances regarding his duties, he is unable to exercise the authorities, powers, functions or duties attached to his position and contemplated by paragraph 1(a).

     (viii) The failure of the Executive to be elected Chairman of the Board by October 1, 1995; provided, however, that if, prior to October 1, 1995, the Company provides Notice of Termination to the Executive that the Executive's employment is being terminated for Cause, or because of his being Disabled, and the circumstances conform to the requirements of paragraph 3(c) or paragraph 3(b), respectively, or if the Executive's death occurs before October 1, 1995, the failure to elect the Executive as Chairman of the Board shall not constitute an event described in this paragraph 3(e).

     Except as otherwise expressly provided in this paragraph 3(e) or paragraph 3(f), nothing in this Agreement shall be construed to authorize or permit the resignation of the Executive during the Agreement Term.

(f) Termination following Change in Control. The Executive may elect to terminate his employment with the Company during the first six months following a Change in Control for any reason.

(g) Termination by Company. The Company may terminate the Executive's employment hereunder at any time for any reason, and the Company shall not be required to specify a reason for the termination unless termination occurs under paragraph 3(a), 3(b), or 3(c). Termination of the Executive's employment by the Company shall be deemed to have occurred under this paragraph 3(g) only if it is not for reasons described in paragraph 3(a), 3(b) or 3(c). The delivery of a notice by the Company to the Executive in accordance with paragraph 1(d) indicating that the the Company will not extend the Agreement Term shall be treated as the delivery of Notice of Termination by the Company, with the Executive's employment treated as being terminated immediately following the end of the Agreement Term under this paragraph (g) (except to the extent that the notice indicates that the failure to renew is for Cause, or because of the Executive's death or the Executive's being Disabled, and the circumstances conform to the requirements of paragraph 3(c), paragraph 3(a) or paragraph 3(b), respectively).

(h) Notice of Termination. Any termination of the Executive's employment by the Company or the Executive must be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" means a dated notice which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated (except to the extent that such facts and circumstances are not required under paragraph 3(d), 3(f), or 3(g)).

(i) Date of Termination. "Date of Termination" means the last day the Executive is employed by the Company, provided that the Executive's employment is terminated in accordance with the foregoing provisions of this paragraph 3.

   (4) Rights Upon Termination. The Executive's right to payment and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this paragraph 4:

(a) Death or Disability. If the Executive's Date of Termination occurs under circumstances described in paragraph 3(a) (relating to the Executive's death) or paragraph 3(b) (relating to the Executive's being Disabled), then, except as otherwise provided in paragraph 2(d), paragraph 4(e) or otherwise agreed in writing between the Executive and the Company, the Executive shall be entitled to:

     (i) Any unpaid salary for days worked prior to the Date of Termination, and payment for unused vacation (determined in accordance with the policies of the Company as in effect from time to time for Company officers) earned prior to the Date of Termination.

     (ii) A pro-rata payment with respect to the bonus described in paragraph 2(c) for the performance period in which the Date of Termination
           occurs.    In determining the amount of the bonus payable under
           this paragraph (ii), the performance through the end of the performance period shall be extrapolated based on the performance through the Date of Termination.

    (iii) A pro-rata distribution of the Long-Term Incentive Share Award shares described in paragraph 2(d) with respect to the performance period in which the Date of Termination occurs. In determining the amount of the Long-Term Incentive Share Award payable under this paragraph (iii), the performance through the end of the performance period shall be extrapolated based on the performance through the Date of Termination.

    (iv) Lapse of non-performance exercise restrictions with respect to stock options. For purposes of this Agreement, exercise restrictions with respect to options shall be considered to be "non-performance" if it is substantially certain, at the Date of Termination, that the restrictions would have lapsed if the Executive had continued in the employ of the Company for two years after that date.

    (v) The performance-related exercise restrictions with respect to stock options shall lapse to the extent that the Board, in its discretion, determines that the lapse is appropriate. The determination by the Board shall be based on such factors as the Board determines to be appropriate, including the progress toward the performance goals that have been achieved as of the Date of Termination.

    (vi) The portion of any stock option awarded to the Executive that is exercisable immediately prior to the Date of Termination, as well as the portion of any stock option that becomes exercisable by reason of this paragraph (a), shall remain exercisable for five years after the Date of Termination, but in no event later than the date fixed for expiration of the option (determined without regard to Executive's termination of employment).

(b) Termination by Company without Cause. If the Executive's Date of Termination occurs under circumstances described in paragraph 3(g) (relating to termination by the Company without Cause), if the Executive resigns for Good Reason, or if the Executive resigns in accordance under circumstances described in paragraph 3(f) (relating to termination following a Change in Control), then, subject to paragraph 2(d), paragraph 4(e), and except as otherwise agreed in writing between the Executive and the Company, the Executive shall be entitled to benefits in accordance with paragraphs (i) through (viii) below, determined as though he had continued to be employed by the Company for the period continuing through the second anniversary of the Date of Termination:

     (i) The Executive shall be entitled to the salary amount described in paragraph 2(b), as in effect on his Date of Termination, determined as though he had continued to be employed by the Company for the period continuing through the second anniversary of the Date of Termination.

     (ii) The Executive shall be entitled to the bonus payments described in paragraph 2(c), determined as though he had continued to be employed by the Company for the period continuing through the second anniversary of the Date of Termination; provided that the Executive will be entitled to a pro-rata payment for the performance period that includes the two-year anniversary of the Date of Termination. In determining the amount of the bonus payable under this paragraph (ii), the performance through the end of the performance period shall be extrapolated based on the performance through the Date of Termination.

   (iii) The Executive shall be entitled to the Long-Term Incentive Share Award described in paragraph 2(d) based on the actual performance for the applicable period(s), determined as though he had continued to be employed by the Company for the period continuing through the second anniversary of the Date of Termination; provided that the Executive will be entitled to a pro-rata payment for the performance period that includes the two-year anniversary of the Date of Termination. In determining the amount of the Long-Term Incentive Share Award payable under this paragraph (iii), the performance through the end of the performance period shall be extrapolated based on the performance through the Date of Termination.

    (iv) The Executive shall be entitled to the life insurance coverage described in paragraph 2(f), determined as though he had continued to be employed by the Company for the period continuing through the second anniversary of the Date of Termination.

    (v) The non-performance exercise restrictions with respect to stock options shall lapse as of the Date of Termination. The performance-related exercise restrictions with respect to stock options shall lapse to the extent that the Board, in its discretion, determines that the lapse is appropriate; provided that such determination by the Board shall be based on such factors as the Board determines to be appropriate, including the progress toward the performance goals that have been achieved as of the Date of Termination.

    (vi) The portion of any stock option awarded to the Executive that is exercisable immediately prior to the Date of Termination, as well as the portion of any stock option that becomes exercisable by reason of this paragraph (b), shall remain exercisable for five years after the Date of Termination, but in no event later than the date fixed for expiration of the option (determined without regard to Executive's termination of employment).

    (vii) The pension benefits described in paragraph 2(g) shall be vested as of the Date of Termination, provided that the Executive shall not accrue additional pension benefits for periods after the Date of Termination, and the retiree medical benefit described in the final sentence of paragraph 2(h) (relating to employee contributions) shall be determined as though the Executive had continued in the employ of the Company for the period continuing through the second anniversary of the Date of Termination.

    (viii) The Executive shall be entitled to any additional benefits that would have been provided to him pursuant to paragraph 2(k), determined as though he had continued to be employed by the Company for the period continuing through the second anniversary of the Date of Termination; provided that this paragraph (viii) shall not apply to stock options, security protection, vacation, perquisites, expense reimbursement, or any benefits that are subject to the foregoing provisions of paragraphs 4(b)(i) through 4(b)(vii).

     Payments and benefits due under this paragraph 4(b) shall be subject to the following:

     (I) Subject to the following provisions of this paragraph 4(b)(I), benefits to be provided under the foregoing provisions of this paragraph 4(b) shall be provided at the time they would have been provided if the Executive continued to be employed by the Company; provided, however, that the amounts payable in accordance with paragraphs 4(b)(i), (ii) and (iii) shall be distributed to the Executive, within 10 business days following the Date of

            Termination, in a lump sum payment, with no actuarial or present value reduction for accelerated payment.

     (II) To the extent that benefits distributable under this paragraph 4(b) would be distributable in Company Stock, or the amount of such benefit would be based on the value of Company stock, the Company may satisfy its obligation under this paragraph 4(b) by providing a cash payment equal to the value of the benefit. Except as otherwise provided in this paragraph (II), to the extent that the Company determines that the Executive cannot participate in any benefit plan because he is not actively performing services for the Company, the Company may satisfy its obligation under this paragraph 4(b) by distributing cash to the Executive equal to the cost that would be incurred by the Executive to replace the benefit.

(c) Indemnification. For a period of six years after his Date of Termination, the Executive shall be entitled to coverage under any directors and officers liability insurance policy, indemnification by-law and indemnification agreement maintained or offered by the Company or any successor to the Company during that period to directors and officers. This paragraph (c) shall not apply if the Executive's Date of Termination occurs during the Agreement Term under circumstances described in paragraph 3(c) (relating to the Executive's termination for Cause).

(d) Other Obligations. In addition to the foregoing payments and benefits, the Executive shall be entitled to any other payments or benefits due to be provided to the Executive pursuant to any employee compensation or benefit plans or arrangements, to the extent such payments and benefits are earned as of the Date of Termination. Except as otherwise specifically provided in this paragraph 4, the Company shall have no obligation to make any other payments or provide any other benefits under the Agreement for periods after the Executive's Date of Termination.

(e) No Participation in Severance Plans. Except as may be otherwise specifically provided in an amendment of this paragraph (e) adopted in accordance with paragraph 11, payments under this paragraph 4 shall be in lieu of any compensation or benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company or any Affiliate or any other, similar arrangement of the Company or any Affiliate providing benefits upon involuntary termination of employment.

    5. Change in Control Rules. The following shall apply with respect to a change in control of the Company:

(a) The terms of stock options, restricted stock, and other stock-based compensation awarded to the Executive under this Agreement shall include change in control protections (described below). For purposes of this paragraph (a), "change in control protections" means the protections relating to a change in control (as defined in the 1991 Plan, or a successor plan) that are provided for comparable awards to officers under the 1991 Plan (or successor plan) at the time such awards are made pursuant to this Agreement (or, if no comparable awards are then made under the plan, at the next previous time such awards are made under the plan).

(b) Upon the request of the Executive made at any time after there has been a Change in Control of the Company, the Company shall do any one or more of the following as requested:

     (i) Pay to the Executive any cash and stock deferred in accordance with paragraph 2(n) of this Agreement.

    (ii) Pay to the Executive (or his beneficiary after his death, if the Executive so provides by a writing filed with the Secretary of the Company and the beneficiary so requests), the actuarial equivalence of the Executive's accrued benefit under the Company's supplemental pension plan. Actuarial equivalence shall be determined on the basis of the rates, tables, and factors then in effect for purposes of determining the actuarial equivalence of optional forms of payment under the Brunswick Pension Plan for Salaried Employees, or any successor plans (the "Pension Plans"); provided, however, that the interest rate or rates which would be used as of the date of Change in Control of the Company by the Pension Benefit Guaranty Corporation (the "PBGC") for purposes of determining the present value of the Executive's benefits under the Pension Plans if the Pension Plans had terminated on the date of Change in Control with insufficient assets to provide benefits guaranteed by the PBGC on that date shall be substituted for the interest assumptions used under the Pension Plans.

(c) "Change in Control" means a change in the beneficial ownership of the Company's voting stock or a change in the composition of the Board which occurs as follows: (A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than a trustee or other fiduciary of securities held under an employee benefit plan of the Company or its subsidiaries, is or becomes beneficial owner, directly or indirectly, of stock of the Company representing 30% or more of the total voting power of the Company's then outstanding stock, (B) a tender offer (for which a filing has been made with the SEC which purports to comply with the requirements of Section 14(d) of the Securities Exchange Act of 1934 and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board, then the first to occur of (i) any time during the offer when the person (using the definition in (A) above) making the offer owns or has accepted for payment stock of the Company with 25% or more of the total voting power of the Company's stock or (ii) three business days before the offer is to terminate unless the offer is withdrawn first if the person making the offer could own, by the terms of the offer plus any shares owned by that person, shares with 50% or more of the total voting power of the Company's shares when the offer terminates; or (C) individuals who were the Board's nominees for election as directors of the Company immediately prior to a meeting of the stockholders of the Company involving a contest for the election of directors shall not constitutes a majority of the Board following the election.

   6. Noncompetition. For the period beginning on the Effective Date and ending two years after the Executive's Date of Termination (regardless of the reason for the termination of employment), (a) the Executive shall not directly or indirectly be employed or retained by, or render any services for, or be financially interested in any manner, in any person, firm or corporation engaged in any business which is then materially competitive in any way with any business in which the Company or any of its Affiliates was engaged (including any program of development or research) during the Executive's employment, (b) the Executive shall not divert or attempt to divert any business from the Company or any Affiliate, and (c) the Executive shall not disturb or attempt to disturb any business or employment relationships of the Company or any Affiliate.

    7. Confidential Information.  The Executive agrees that:

(a) Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that the Executive has express written authorization from the Company, he agrees to keep secret and confidential all Confidential Information (as defined below), and not disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way. The Executive agrees that, to the extent that any court or agency seeks to have the Executive disclose Confidential Information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of Confidential Information until the Company (or, if applicable, the Affiliate) has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or an Affiliate that may be subject to attorney-client privilege as to the Company's or an Affiliate's attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(b) For purposes of this Agreement, the term "Confidential Information" means all non-public information concerning the Company and any Affiliate that was acquired by or disclosed to the Executive during the course of his employment with the Company, or during discussions between the Executive and the Company or any Affiliate following his termination of employment arising out of his employment or this Agreement, including, without limitation:

    (i) all "trade secrets" as that term is used in the Illinois Trade Secrets Act (or, if that Act is repealed, the Uniform Trade Secrets Act upon which the Illinois Trade Secrets Act is based) of the Company or any Affiliate;

    (ii) any non-public information regarding the Company's or the Affiliates' directors, officers, employees, customers, equipment, processes, costs, operations and methods, whether past, current or planned, as well as knowledge and data relating to business plans, marketing and sales information originated, owned, controlled or possessed by the Company or an Affiliate; and

    (iii) information regarding litigation and threatened litigation involving or affecting the Company or an Affiliate.

(c) This paragraph 7 shall not be construed to unreasonably restrict the Executive's ability to disclose confidential information in an arbitration proceeding or a court proceeding in connection with the assertion of, or defense against any claim of breach of this Agreement in accordance with paragraph 9 or paragraph 19. If there is a dispute between the Company and the Executive as to whether information may be disclosed in accordance with this paragraph (c), the matter shall be submitted to the arbitrators or the court (whichever is applicable) for decision.

   8. Defense of Claims. The Executive agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after the Executive's Date of Termination, the Executive will cooperate with the Company and the Affiliates in defense of any claims that may be made against the Company or an Affiliate, and will cooperate with the Company and the Affiliates in the prosecution of any claims that may be made by the Company or an Affiliate, to the extent that such claims may relate to services performed by the Executive for the Company or the Affiliates. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company or any Affiliate. The Company agrees to reimburse the Executive for all of the Executive's reasonable out-of-pocket expenses associated with such cooperation, including travel expenses. For periods after the Executive's Date of Termination, the Company agrees to provide reasonable compensation to the Executive for such cooperation. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company or an Affiliate (or their actions) that may relate to services performed by the Executive for the Company or an Affiliate, regardless of whether a lawsuit has then been filed against the Company or an Affiliate with respect to such investigation.

   9. Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of paragraph 6 or 7, and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of paragraph 6 or 7.

   10. Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive's beneficiary.

   11. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person.
So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

   12. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any state.

   13. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

   14. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

   15. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

   16. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

(a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:

to the Company:

     Brunswick Corporation
     1 N. Field Court
     Lake Forest, IL 60045-4811

or to the Executive:

     Peter N. Larson
     23 Hodge Road
     Princeton, NJ 08540

All notices to the Company shall be directed to the attention of Secretary of the Company, with a copy to the Chairman of the Compensation Committee of the Board. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

   17. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive's employment with the Company and all Affiliates.

   18. Entire Agreement. Except as otherwise noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

   19. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the City of Chicago in accordance with the laws of the State of Illinois by three arbitrators, one of whom shall be appointed by the Company, one by the Executive, and the third by the other two. If the other two arbitrators cannot agree on the appointment of a third arbitrator, or if either party fails to appoint an arbitrator, then such arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Seventh Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be a provided in this paragraph 19. Judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with the enforcement of any or all of his rights under this Agreement, he shall be entitled to recover from the Company reasonable attorney's fees and costs and expenses incurred by him in connection with the enforcement of those rights. Payments shall be made to the Executive by the

Company at the time these attorney's fees and costs and expenses are incurred by the Executive. If, however, the arbitrators should later determine that under the circumstances it was unjust for the Company to have made any of these payments or attorney's fees and costs and expenses to the Executive, he shall repay them to the Company in accordance with the order of the arbitrators. Any award of the arbitrators shall include interest at a rate or rates considered just under the circumstances by the arbitrators. This paragraph 19 shall not be construed to limit the Company's right to obtain relief under paragraph 9 with respect to any matter or controversy subject to paragraph 9, and, pending a final determination by the arbitrator with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to a court of law, without being required to first arbitrate such matter or controversy.

     In Witness Thereof, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed, all as of the Effective Date.



                                /s/ Peter N. Larson
                                    Peter N. Larson

                              Date: April 1, 1995


                                 Brunswick Corporation



                              By   /s/ Jack F. Reichert
                                 Chairman of the Board


                              Date: April 1, 1995

Attest:


  /s/ D. M. Yaconetti
        (Seal)